UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

HMN FINANCIAL INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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1016 Civic Center Drive N.W.

Rochester, Minnesota 55901

(507) 535-1200

March 19, 2021

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders to be held virtually on Tuesday, April 27, 2021, at 10:00 a.m., central time.

The corporate secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. After completion of the business portion of the meeting, we also will review the activities of the past year and items of general interest about our company.

We hope that you will be able to attend the meeting in person, and we look forward to seeing you. Please vote your proxy through the Internet, by telephone or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible, even if you plan to attend the annual meeting virtually. If you later desire to revoke the proxy, you may do so at any time before the completion of voting at the annual meeting.

Sincerely,

Wendy S. Shannon
Chair of the Board of Directors

HMN FINANCIAL, INC.

Notice of Annual Meeting of Stockholders

to be held on April 27, 2021

Notice is hereby given that the annual meeting of stockholders of HMN Financial, Inc. will be held virtually on Tuesday, April 27, 2021 at 10:00 a.m., central time.

A proxy card and a proxy statement for the meeting are enclosed.

The meeting is for the purpose of considering and acting upon:

1.	election of three directors to serve until the conclusion of the third succeeding annual meeting of stockholders or until their successors have been duly elected and qualified;

2.	an advisory (non-binding) vote to approve the compensation of executives, as disclosed in this proxy statement (a “Say-on-Pay” vote);

3.	ratification of the appointment of CliftonLarsonAllen LLP as our independent registered public accounting firm for 2021;

and such other matters as may properly come before the meeting, or any adjournments or postponements thereof. As of the date of this notice, the board of directors is not aware of any other such business to come before the meeting.

Any action may be taken on the foregoing proposals at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned or postponed. Stockholders of record at the close of business on March 2, 2021, are the stockholders entitled to receive notice of, and to vote at, the meeting and any adjournments or postponements thereof.

To attend the virtual meeting, you must register in advance at http://register.proxypush.com/hmnf no later than 5:00 p.m. Eastern Time on April 23, 2021. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting. A complete list of holders of shares entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, between 10:00 a.m. and 2:00 p.m. central time, Monday through Friday, at HMN Financial, Inc., 1016 Civic Center Drive N.W., Rochester, Minnesota for a period of ten days prior to the meeting. The list of stockholders will also be available online via the unique link referenced above during the meeting for inspection by any stockholder for any purpose germane to the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to attend the meeting virtually, please vote your proxy by telephone or through the Internet, in accordance with the voting instructions set forth on the enclosed proxy card, or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible. You may revoke your proxy at any time prior to the completion of voting at the annual meeting, and returning your proxy card or voting your proxy by telephone or through the Internet will not affect your right to revoke your proxy and vote online during the meeting.

HMN FINANCIAL, INC. BY ORDER OF THE BOARD OF DIRECTORS

Cindy K. Hamlin
Secretary

Rochester, Minnesota

March 19, 2021

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to Be Held on April 27, 2021:

The Proxy Statement and Annual Report to Stockholders are available at

https://hmn-financial-inc.ir.rdgfilings.com/

Your vote is important. Thank you for voting.

PROXY STATEMENT

ABOUT THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of HMN Financial, Inc. of proxies to be used at the annual meeting of stockholders, which will be held virtually, on April 27, 2021, at 10:00 a.m., central time, and any adjournments or postponements of the meeting. The accompanying notice of annual meeting and this proxy statement are expected to be mailed to stockholders on or about March 19, 2021.

Certain information provided herein relates to Home Federal Savings Bank, a wholly owned subsidiary of our company referred to as “the bank.”

The board of directors requests that you vote on the proposals described in this proxy statement. You are invited to attend the meeting virtually, but you do not need to attend the meeting to cast your vote.

What are the purposes of the annual meeting?

At the annual meeting, we will ask our stockholders to vote on three matters:

1.         Election of three members to our board of directors to serve until the conclusion of the third succeeding annual meeting of stockholders or until their successors have been duly elected and qualified;

2.         An advisory (non-binding) vote to approve the compensation of executives, as disclosed in this proxy statement (a “Say-on-Pay” vote); and

3.         Ratification of the appointment of CliftonLarsonAllen LLP as our independent registered public accounting firm for 2021.

We will also address any other matters as may properly come before the meeting, or any adjournments or postponements thereof. As of the date of this notice, the board of directors is not aware of any other such business to come before the meeting.

Following the meeting, our management will report on our performance and, time permitting, may respond to appropriate questions submitted by stockholders.

Who is entitled to vote on the proposals to be considered at the meeting and described in this proxy statement?

Common stock is our only authorized and outstanding security entitled to vote at the annual meeting. In this proxy statement, when we refer to “stockholder,” we are referring to holders of our common stock, unless stated otherwise. Holders of record of our common stock as of the close of business on March 2, 2021, the record date, will be entitled to one vote for each share of common stock then held. As of March 2, 2021, we had 4,750,833 shares of common stock issued and outstanding. The number of issued and outstanding shares excludes shares held in our treasury.

Who is entitled to attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 9:30 a.m.

How do I attend the annual meeting?

To attend the virtual meeting, you must register in advance at http://register.proxypush.com/hmnf no later than 5:00 p.m. Eastern Time on April 23, 2021. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting. During the registration process, you will be able to submit written questions. On the meeting date, once you are successfully authenticated through your unique link, the information screen will be displayed. You can view information and meeting materials, submit written questions, and listen to the live audiocast. Following the completion of the annual meeting, our management may address stockholder questions that comply with the meeting rules of conduct, subject to time constraints. We may also post information in response to questions received on our website following the meeting.

Even if you plan to attend the annual meeting, please vote your proxy through the Internet, by telephone or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible so that your vote will be counted if you later are unable to attend the annual meeting virtually.

What constitutes a quorum?

The presence, virtually or by proxy, of one-third of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum for purposes conducting business at the meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.

How do I vote?

If you are a registered stockholder, proxies in the accompanying form that are properly signed and duly returned to us, voted by telephone or through the Internet in accordance with the voting instructions set forth below, and not revoked, will be voted in the manner specified. We encourage you to vote by telephone or on the Internet, if possible, to reduce the costs of tabulating the vote.

To vote by Internet:

a.         Go to the web site at http://www.proxypush.com/hmnf.

b.         Please have your proxy card and the last four digits of your social security number or tax identification number and create an electronic ballot.

c.         Follow the simple instructions provided.

To vote by telephone:

a.         Call toll free 1-866-883-3382.

b.         Please have your proxy card and the last four digits of your social security number or tax identification number.

c.         Follow the simple instructions provided.

To vote by mail:

a.         Mark, sign and date your proxy card.

b.         Return it in the enclosed postage paid envelope.

If you hold your shares in “street name,” meaning you hold them through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on your bank’s or broker’s voting procedures. Please follow the directions that your bank or broker provides.

All shares of our common stock represented at the meeting by properly executed proxies that have not been revoked, will be voted at the meeting in accordance with the instructions specified on the proxies.

May I revoke my proxy or change my vote?

A proxy given pursuant to this solicitation may be revoked at any time before voting is completed at the annual meeting. Proxies may be revoked by filing with our corporate secretary, before the meeting, a written notice of revocation bearing a later date than the date on the proxy. A vote may be changed by duly executing a proxy dated a later date than the earlier proxy and relating to the same shares and delivering it to our corporate secretary before the meeting, voting again via telephone or Internet before the applicable deadline, or voting online during the annual meeting. Attendance at the meeting will not by itself revoke a previously granted proxy.

What is the recommendation of the board of directors on voting my shares?

Our board of directors recommends a vote as follows:

•	FOR the election of each of the three nominated directors;

•	FOR the advisory (non-binding) approval of the compensation of executives, as disclosed in this proxy statement; and

•	FOR the ratification of CliftonLarsonAllen LLP as our independent registered public accounting firm for 2021.

If no instructions are indicated on your proxy, then your shares will be voted in accordance with the foregoing recommendations. As of the date of this proxy statement, the board does not know of any matters, other than those described in the notice of annual meeting and this proxy statement, that are to come before the meeting. If any other matters are properly presented at the meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have, to the extent permitted by law, the discretion to vote on those matters in accordance with their best judgment.

What vote is required to approve each item?

If there is a quorum at the annual meeting, the matters to be voted upon by the stockholders require the following votes for such matter to be approved:

•

Election of Directors (Proposal 1). Directors are elected by a plurality of the votes cast at the meeting. This means that the three nominees receiving the greatest number of votes cast by the common stockholders will be elected. For this purpose, a vote against one or more director nominees, a properly executed proxy marked abstain with respect to the election of director nominees or a broker non-vote will have no effect on the outcome of the vote on the election of directors.

•

Advisory Vote on Approval of Executive Compensation (a “Say-on-Pay” vote) (Proposal 2). We will consider the stockholders to have approved the compensation of our executive officers, on an advisory, non-binding basis, if this proposal receives the affirmative vote of holders of at least a majority of the common stock for which votes are cast at the annual meeting. The advisory vote to approve the compensation of our executive officers is not binding on the board, but the compensation committee of the board will consider the vote of the stockholders when considering future executive compensation arrangements. A properly executed proxy marked abstain or a broker non-vote (discussed in more detail below) with respect to this proposal will not impact the outcome of this vote.

•

Ratification of Independent Registered Public Accounting Firm (Proposal 3). The affirmative vote of holders of at least the majority of the common stock for which votes are cast at the annual meeting is required for ratification of the appointment of CliftonLarsonAllen LLP as our independent registered public accounting firm for 2021. A properly executed proxy marked abstain with respect to this proposal will not impact the outcome of this vote.

Generally, for all other items that properly come before the meeting, the affirmative vote of a majority of the common stock for which votes are cast at the annual meeting is required for approval. A properly executed proxy marked abstain or a broker non-vote with respect to any such item will not impact the outcome of the vote.

What are the effects of abstentions and broker non-votes?

If stockholders indicate on their proxy that they wish to abstain from voting on a particular proposal, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the meeting for purposes of determining a quorum, but are not considered present or votes cast for purposes of calculating the vote with respect to that proposal. A proxy marked abstain on Proposal 1, Proposal 2 or Proposal 3 will not impact the outcome of those proposals.

Although our shares of common stock are traded on the Nasdaq Global Market, we are subject to certain rules and regulations of the New York Stock Exchange, including those relating to the ability of brokers to vote on certain matters. If a stockholder does not give a broker holding the stockholder’s shares instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters that are not contested. For purposes of this proxy statement, the only “routine” matter is the ratification of CliftonLarsonAllen LLP as our independent registered public accounting firm. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have or does not exercise discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If a broker returns a “non-vote” proxy indicating a lack of authority to vote on a proposal, then the shares covered by such a “non-vote” proxy will be deemed present at the meeting for purposes of determining a quorum, but not present or a vote cast for purposes of calculating the vote with respect to that proposal. Therefore, broker non-votes will have no effect on any of the proposals to be voted upon by the stockholders.

May the meeting be adjourned?

The chair of the meeting, or the stockholders present, by vote of a majority of the shares entitled to vote by stockholders that are present or represented by proxy, may adjourn the meeting. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will bear the cost of solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitation by mail, our directors and officers, as well as employees of the bank, may solicit proxies personally or by telephone without additional compensation.

How may I obtain additional copies of the annual report?

Our 2020 annual report, including financial statements, is enclosed. The annual report is also available online at http://www.hmnf.com or https://hmn-financial-inc.ir.rdgfilings.com/. For additional printed copies, which are available without charge, please send a written request to 1016 Civic Center Drive N.W., Rochester, Minnesota 55901, Attention: Corporate Secretary.

What is the deadline for submitting a stockholder proposal for the 2022 annual meeting?

We must receive stockholder proposals intended to be presented at the 2022 annual meeting of stockholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 19, 2021. The inclusion of any stockholder proposals in the proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Rule 14a-8. We must receive any other stockholder proposals (including director nominations) intended to be presented at the 2022 annual meeting of stockholders in writing at our principal executive office no later than 90 days in advance of the meeting (or if we do not publicly announce our annual meeting date 100 days in advance of the meeting date, by the close of business on the 10th day following the day on which notice of the meeting is mailed to stockholders or publicly made). We currently anticipate that our 2022 annual meeting of stockholders will be held on April 26, 2022; therefore, we must receive notice of any business to be brought before that meeting by January 26, 2022. Written copies of all stockholder proposals should be sent to our principal executive offices at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901, Attention: Corporate Secretary.

What does it mean if I receive more than one proxy card or instruction form?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone, or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting our transfer agent, EQ Shareowner Services, at
1‑800-401-1957. If you hold your shares through an account with a bank, broker or other nominee, you should contact your bank, broker or other nominee and request consolidation.

I share an address with another stockholder, how can I change the number of copies of the proxy statement that we receive?

Generally, we are sending only one copy of the proxy materials to eligible stockholders who share a single address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you are a stockholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the annual meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request by calling EQ Shareowner Services at 1-800-468-9716 or by providing written instructions to EQ Shareowner Services, Attn: Householding/HMN Financial, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854. If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our certificate of incorporation, as amended and restated, provides that the board of directors shall fix the number of directors from time to time. The size of the board has been set at nine members, subject to the power of the board to change the size of the board at any time. Proxies solicited by this proxy statement relate solely to nominees to our board for election by holders of our common stock and cannot be voted for more persons than the three nominees named below.

The board members to be elected by the holders of common stock are divided into three classes. The terms of three members of the board, Mr. Krehbiel, Dr. Smith and Mr. Utz, are scheduled to expire at the conclusion of the annual meeting. Dr. Smith will have completed his fourth three-year term and, therefore, will have reached the board term limit as defined in our by-laws. The board has nominated Mr. Krehbiel and Mr. Utz, who are current members of the board of directors, and Dr. Barbara Butts Williams, for election as directors to serve a term to expire at the conclusion of the third succeeding annual meeting of stockholders after his or her election, to hold office following election and qualification until his or her successor has been duly elected and qualified. Dr. Butts Williams was recommended to the nomination and governance committee by the non-management director members of that committee and was evaluated along with other potential director nominees. It is intended that the proxies solicited on behalf of the board (other than proxies reflecting votes against or abstentions as to one or more nominees) will be voted at the meeting for the election of the nominees identified in this paragraph. If any nominee is unable to serve, the shares of common stock represented by all of these proxies will be voted for the election of a substitute as the board may recommend.

The board knows of no reason why any of the nominees, if elected, might be unable to serve. Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which the director or nominee was selected.

Selection of Director Nominees

Director Qualifications. The board, acting through the governance and nominating committee, is responsible for selecting director nominees. The board and the governance and nominating committee believe that the board as a whole and its members individually should possess a combination of skills, professional experience, and business judgment necessary to oversee our company’s current and future operations and represent stockholders’ interests. The attributes that the board believes every director nominee should possess include:

•	notable or significant business or public service achievement and experience;

•	familiarity with, knowledge of, or experience in, the commercial banking industry;

•	familiarity with, knowledge of, or experience in, managing risk;

•	the highest character and integrity;

•	knowledge and understanding of the business and social environment in the primary geographical areas in which we operate;

•	an understanding of their obligation to represent the interests of all stockholders;

•	freedom from conflicts of interest that would interfere with their ability to discharge their duties or that would violate any applicable laws or regulations;

•	capability of working in a collegial manner with persons of diverse educational, business and cultural backgrounds; and

•	ability to devote the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities.

Our by-laws require that directors have their primary domicile in a county where the bank has a full service branch. This requirement may be waived by a majority of the board so long as a majority of the directors currently serving on the board have their primary domicile in a county where the bank has a full service branch. Our by-laws also require that each director must receive (or have been deemed to receive) any approval, waiver or non-objection required by the company’s and the bank’s federal regulators. This qualification requirement may be waived by a majority of the board in its sole discretion.

Procedures Regarding Director Candidates Recommended by Stockholders. As set forth in its charter, the governance and nominating committee will consider director candidates recommended by stockholders if the recommended director candidate would be eligible to serve as a director under our by-laws.

In order to be considered by the governance and nominating committee, a stockholder recommendation of a director candidate must set forth all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required pursuant to Regulation 14A under the Exchange Act (including the potential director’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The governance and nominating committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. This consideration will include an assessment of each candidate’s experience, integrity, competence, diversity, skills and dedication in the context of the needs of the board. Each candidate will be evaluated in the context of the board as a whole, with the objective of recommending a group of nominees that can best perpetuate the success of the business and represent stockholder interest through the exercise of sound judgment based on a diversity of experience. None of the company’s stockholders recommended candidates for the board of directors in connection with this annual meeting.

Rather than recommending director candidates to the governance and nominating committee, stockholders may directly nominate a person for election to the board by complying with the procedures set forth in our by-laws, any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and any other applicable laws. For more information regarding the submission of stockholder nominations of director candidates, please refer to the section entitled “Stockholder Proposals,” as well as the Q&A appearing at the beginning of this proxy statement.

Board Diversity. Neither the governance and nominating committee nor the board has a formal policy with regard to the consideration of diversity in identifying director nominees. However, the governance and nominating committee considers diversity on the board in evaluating potential director nominees and believes that diverse perspectives are represented on the board, within the constraints of our by-law requirement that generally directors must have their primary domicile in a county where the bank has a full service branch.

Board of Directors

The following table sets forth certain information regarding each director or director nominee:

Name	Age	Position	Director Since
Nominated for Election for term expiring in 2024:
Bradley C. Krehbiel	62	Director; President/CEO of the company and the bank	2009
Mark E. Utz	60	Director	2012
Barbara Butts Williams	71	Director Nominee	N/A

Term expiring in 2023:
Allen J. Berning	66	Director	2011
Sequoya S. Borgman	45	Director	2019
Bernard R. Nigon	72	Director	2011

Term expiring in 2022:
Michael A. Bue	75	Director	2016
Wendy S. Shannon	67	Chair and Director	2013
Hans K. Zietlow	60	Director	2016

Allen J. Berning has served as Chief Executive Officer of Ambient Clinical Analytics, which offers a suite of analytics based clinical decision support products, since 2014. From 2012 to 2014, Mr. Berning worked as an independent consultant in the medical technology and electronics industries. From 2007 until 2012, Mr. Berning was the Chief Executive Officer of Hardcore Computer, Inc., a computer design and manufacturing company. Prior to joining Hardcore Computer in 2007, Mr. Berning served as Chairman and Chief Executive Officer of Pemstar, Inc., an engineering and medical device manufacturing company, since founding the company in 1994. Prior to 1994, he held various engineering and management positions throughout his 15 year career with IBM.

Mr. Berning, who founded Pemstar and has served as the chief executive officer of companies for over two decades, brings extensive experience and perspective to our board, assisting it in assessing risk, evaluating opportunities and identifying resources essential to our success. Mr. Berning has resided in the Rochester, Minnesota area for more than 30 years, providing him with an understanding and appreciation for the business and social atmosphere of the bank’s largest market.

Sequoya S. Borgman has served as Founder and Managing Director of Borgman Capital LLC, a privately held investment firm focused on acquiring majority interests in established closely held lower-middle market companies, since October 2017. Mr. Borgman has two decades of mergers & acquisitions structuring, planning and due diligence experience. Prior to forming Borgman Capital LLC, Mr. Borgman was a Partner and practice leader for RSM US LLP, a large multi-national public accounting firm, from August 2012 to October 2017. Prior to joining RSM US, LLP, he was a practice leader and Managing Director at KPMG LLP. Mr. Borgman has significant experience consulting on complex transactions for large public and large and small private companies, many with international operations. He has been involved in numerous merger, acquisition, restructuring and financing transactions over his career. Mr. Borgman is a Certified Public Accountant licensed in multiple states and is involved in leadership positions with a variety of non-profit and professional organizations in the Milwaukee area.

Mr. Borgman brings in-depth experience as a financial professional that is beneficial to our board. Also, he has a strong working knowledge of the Wisconsin business environment, particularly as it relates to the banking market.

Michael A. Bue is currently retired. Mr. Bue served in a consulting capacity to a variety of community banks from 2011 to 2016. Prior to that, Mr. Bue was the President and Chief Executive Officer of Security State Bank of Lewiston, a commercial bank in Lewiston, Minnesota, from 2008 until 2011. In addition, Mr. Bue served as a Market President and then the Senior Vice President and Corporate Director of Business Banking for First Federal Capital Bank from 2002 to 2004, was the President and Chief Executive Officer of Marquette Bank Rochester, a commercial bank, from 1995 to 2002, and was the President and Chief Executive Officer of St. Cloud National Bank and Trust Co, St. Cloud, Minnesota, from 1985 to 1995. Mr. Bue previously served as a member of the Board of Directors of the Rochester Area Community Foundation, the Rochester Area Chamber of Commerce, the Gamehaven Council of the Boy Scouts of America and Rochester Area Economic Development Inc.

Mr. Bue has over 40 years of practice in the financial service industry and brings extensive experience in executive bank management and credit administration to the board. In addition, Mr. Bue’s many years in a variety of community bank settings gives him a unique understanding and perspective of community banking for the board and the company. Mr. Bue has been an active leader in the Rochester, Minnesota community and brings to the board a strong appreciation of that community’s strengths, its leaders and the opportunities the market provides for the company.

Bradley C. Krehbiel has been a director of the company since 2009, President of the company since 2010 and President of the bank since 2009. He has also served as the Chief Executive Officer of the bank and the company since 2012. Prior to that, he had been the Executive Vice President of the bank since 2004. Mr. Krehbiel joined the bank as Vice President of Business Banking in 1998. Prior to his employment at the bank, Mr. Krehbiel held several positions in the financial services industry. Mr. Krehbiel is also currently a member of the Board of Directors of the Rochester Symphony Orchestra & Chorale.

Mr. Krehbiel brings to our board the financial services industry insights and perspectives gained through his extensive financial services industry experience. In addition, as an executive of our banking subsidiary for over 17 years, Mr. Krehbiel contributes a unique understanding of, and perspective on, our banking operations to our board.

Bernard R. Nigon is currently retired. From 1985 until his retirement in 2010, he was an audit partner with RSM US LLP (formerly McGladrey & Pullen, LLP). He began his career with McGladrey & Pullen, LLP in 1975. He is an inactive Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Minnesota Society of Certified Public Accountants. Mr. Nigon is also currently a director of Madonna Living Community Foundation of Rochester and the Hiawatha Chapter of Trout Unlimited.

Mr. Nigon has extensive accounting and financial reporting experience, having practiced with a national accounting firm and examined the financial records of both public and private companies for over 35 years. His experience and expertise assists the board in understanding and addressing complex accounting and financial reporting issues.

Wendy S. Shannon served as an educational consultant for PTECH, Pathways in Technology Early College High School, from 2019 to 2020. She served as the chair of the Rochester Education Department, Director of the Graduate Induction Program, and Assistant Professor at Winona State University from 2012 to 2018. She is the former Superintendent of the Byron School District, a position she held from 1999 to 2012. Prior to 1999, Dr. Shannon served as the Executive Director of the Zumbro Education District; Management Development Specialist, Minnesota Department of Transportation; Facilitator for Minnesota Educational Effectiveness Program, Director Principal Leadership Program; and a secondary education teacher. Dr. Shannon is a former Trustee and Chair of the Rochester Area Foundation, former member of the Board of Trustees of Olmsted Medical Center, former Chair and member of the United Way of Olmsted County, Chair of the Chancellor’s Advisory and Advocacy Committee, University of Minnesota, Rochester and a community member of the Poverello Fund Committee, Secretary of the Rochester Area Foundation Properties Committee and a member of the RAF Scholarship Committee.

Dr. Shannon has over 44 years of extensive experience as a leader in nonprofit, government and education settings in the Rochester area. She has management, process, strategic planning and human resource skills that contribute to strengthening organizations and the community.

Hugh C. Smith was a member of the Mayo Clinic medical staff from 1972 until his retirement in 2007. During that time he served in various capacities, including as Professor of Medicine, Mayo Clinic College of Medicine, a medical school, and Chair, Cardiovascular Division at Mayo Clinic, a full-service, not-for-profit medical practice. Dr. Smith also served as Chief Executive Officer and Chair of the Finance Committee, Mayo Clinic-Rochester, from 1999 through 2006; Vice President, Mayo Foundation, 2002 through 2006; and Chair, Rochester Board of Governors, Mayo Clinic, 1999 through 2006. Dr. Smith served as a member of the Board of Directors of Dartmouth Hitchcock Medical Center from 2007 to 2017. He served on the Board of Directors of Blue Cross Blue Shield Minnesota from 2007 to June 2019, when his term was completed, and also served as chair of its Governance Committee and as a member of its Human Resources/Compensation and Audit Committees. He completed his terms as a member of the Board of Directors of Hormel Foods Corporation in November 2011 and as a member of the Board of Directors and Chair of the Rochester Area Foundation in 2016. Dr. Smith joined the Chancellor’s Advisory and Advocacy Committee, University of Minnesota, Rochester in 2013. He has been a member of the University of Manitoba (USA, Inc.) President’s advisory board since 2013.

Dr. Smith brings extensive executive management experience to our board, having served as a Chief Executive Officer directing more than 2,000 physicians and scientists and over 35,000 employees. Based on his service on public company and non-profit boards of directors, Dr. Smith also brings to our board his extensive understanding of corporate governance and significant experience in risk oversight. Dr. Smith is active in the Rochester, Minnesota community and brings to our board a strong understanding of that community, its leaders, its financial services needs and its exposure to economic risks.

Mark E. Utz has been an attorney at Rochester law firm Wendland Utz, Ltd. since 1991, where he advises clients on business, real estate and estate planning matters. Previously, he was an attorney in the tax department at Arthur Andersen in Chicago. He is a Board Certified Real Property Law Specialist (issued by the Minnesota State Bar Association) and an accredited estate planner with the National Association of Estate Planners. Mr. Utz is a member of the Board of Directors of the Rochester Area Economic Development, Inc., and member of the Chancellor’s Advisory and Advocacy Council, University of Minnesota Rochester. Mr. Utz is a past member of the Board of Directors of: the Rochester Area Chamber of Commerce (Current Chair, Government Forums Committee); the Rochester Area Builders Association (Chair, Governmental Affairs Committee); the Rochester Public Utility; Rochester Area Foundation (Chair); the Ronald McDonald House (President); the Greater Rochester Advocates for Universities and Colleges (GRAUC, Chair); the Rochester Estate Planning Council (Chair); Rochester Rotary Riser (President); and, was a member of the Minnesota Zoo Board of Trustees.

Mr. Utz’ experience and expertise assist the board in understanding and addressing corporate law and corporate governance issues that impact the company. Mr. Utz brings to our board a strong understanding of the Rochester, Minnesota community, its leaders, its financial service needs and its exposure to economic risks.

Barbara Butts Williams has served in several leadership roles at Capella University since 2002 and currently serves as Executive Dean, Social Responsibility and Community Engagement & Dean Emerita of Business since 2015. She serves on the School of Business, Technology and Healthcare’s Advisory Board of Directors, Capella University President’s DEI Commission and Strategic Education, Inc., CEO’s Council on Diversity, Equity and Inclusion as a founding advisor. Previously, she served as Dean, School of Business and Technology, Dean, School of Education and various other executive leadership positions. Prior to joining Capella University, Dr. Butts Williams held executive positions at several Minnesota’ companies over 20 years including; Control Data Corporation, (Ceridian), St. Paul Companies (Travelers) and Wilson Learning Corporation. She has made significant contributions to Minnesota’s non-profit and civic community including; commissioner on Minnesota’s regional planning authority Metropolitan Council and board chair and trustee emeritus Metropolitan State University Foundation Board. Since 2015, Dr. Butts Williams has served as a member of the board of directors at Allina Health Systems, including service as vice chair, human resources and compensation committee and recently appointed member of the philanthropy committee. She served on the board of directors of Metropolitan Economic Development Association since 2010, including current service as its board chair, a member of the board of commissioners for the Minnesota Sports Facilities Authority since 2012, including current service as its vice chair, and in 2020 was elected to the board of directors, Minnesota Chapter of National Association Corporate Directors. Barbara has been recognized by organizations including Minneapolis St Paul Business Journal’s 2016 Business Career Achievement Award, in 2019, Minnesota Twin Cities Business Magazine Outstanding Corporate Director’s Award, and she was inducted as a 2019 Junior Achievement of The Upper Midwest Business Hall of Fame Laureate.

Dr. Butts Williams has nearly 5 decades of leadership experience spanning the public, private, higher education and non-profit sectors in both highly regulated and non-regulated industries. She brings to our board valuable knowledge and expertise in the areas of workforce readiness, succession planning, corporate governance, social responsibility, strategic business acumen, and diversity, equity & inclusion.

Hans K. Zietlow has been in sales for Northwest Realty, Inc., a real estate brokerage, since 2004. From 1999 to 2018, Mr. Zietlow served as the Director of Real Estate for Kwik Trip, Inc. retail convenience stores, which consist of over 650 sites in Minnesota, Wisconsin and Iowa. In that role, Mr. Zietlow oversaw the development of all Kwik Trip real estate. From 2003 to 2018, Mr. Zietlow also served as the Director of Development for Northwest Investments, a real estate development firm.

Mr. Zietlow has 20 years of senior executive experience in the evaluation, execution and acquisition of commercial real estate development and growth strategies. Mr. Zietlow brings to our board a keen industry knowledge of intrastate and interstate business, operations, and collaboration with multiple local governmental tribunals as well as an understanding of successful real estate growth strategies.

The board recommends that stockholders vote FOR the election of each of the three candidates nominated for election as indicated above.

PROPOSAL 2 – ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, stockholders are being given the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our executives, as disclosed in this proxy statement, including the information presented under the heading “2020 Executive Compensation.”

This is an advisory vote only, and neither the company nor our board of directors will be bound to take action based upon the outcome. While the vote is advisory, the compensation committee will consider the vote of the stockholders when considering future executive compensation arrangements.

We are presenting this proposal, which gives you as a stockholder the opportunity to vote to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in the proxy statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the 2020 Summary Compensation Table and the other compensation tables and narrative disclosure.”

The board recommends that stockholders vote FOR the approval of the compensation awarded to the executives, as disclosed in this proxy statement.

We currently hold our Say-on-Pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. The next advisory vote regarding the frequency of future Say-on-Pay votes will occur no later than our annual meeting to be held in 2025.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed CliftonLarsonAllen LLP, an independent registered public accounting firm, to be our independent registered public accounting firm for 2021, subject to ratification by the stockholders. CliftonLarsonAllen LLP has audited the financial statements of our company and the bank since 2014. Representatives of CliftonLarsonAllen LLP are expected to attend the meeting to respond to appropriate questions and to make a statement, if they so desire.

The audit committee has recommended that the board submit the appointment of CliftonLarsonAllen LLP for ratification in order to ascertain the view of the stockholders. If the stockholders do not ratify the appointment, the audit committee will review the appointment. Even if the appointment is ratified, the committee may, in its sole discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the best interests of the company.

The board recommends that stockholders vote FOR the ratification of the appointment of CliftonLarsonAllen LLP as our 2021 independent registered public accounting firm.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

The board of directors is committed to its role in providing objective risk oversight of the company. The structure and responsibilities of the board’s membership, leadership and committees is a critical aspect of our corporate governance to fulfill this role.

The company’s corporate governance guidelines require that a substantial majority of the board be “independent directors,” and the board believes its process of selecting and nominating a diverse membership with a combination of skills, professional experience and business judgment is an important element in accomplishing its risk oversight responsibility. The board does not have a policy on separating the offices of Chair of the Board and Chief Executive Officer since it believes it should be free to make the choice from time to time that is in the best interests of the company and its stockholders. While there is no policy, it is the current practice of the board to have the Chair be an independent board member. Currently, Dr. Wendy Shannon serves as the Chair of the Board and Mr. Krehbiel serves as President and Chief Executive Officer of the company and the bank and as our director. The board believes this is the most appropriate structure for the company at this time and contributes to objective risk oversight because it makes use of Dr. Shannon’s experience on our board and her extensive understanding of corporate governance and risk oversight that she has developed from her extensive management and process skills from her service on non-profit boards of directors, while freeing Mr. Krehbiel to focus his energies on the operations of the company and the bank.

The chairs of board committees are selected by the full board based on their experience and expertise, including consideration of their understanding of the risk oversight associated with their respective committee. The board of directors and the audit, compensation and governance and nominating committees of the board coordinate with each other, through the leadership of Ms. Shannon and the committee chairs, to provide enterprise-wide risk oversight of management and the company’s operations. Our committees address risk-related matters during their meetings and the committee chairs regularly report to the full board on risk-related matters, providing the full board with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. In addition, our banking subsidiary has its own board of directors and audit, loan, information technology, compliance and asset/liability management committees whose responsibilities include risk management for the bank. The management and committees of our banking subsidiary also provide reports to our board of directors regarding activities related to risk management.

At meetings of the board of directors and its committees, directors receive regular updates from management regarding risk management. The chief financial officer, chief operating officer and other senior management of our banking subsidiary, who are responsible for instituting risk management practices that are consistent with our overall business strategy and risk tolerance, report directly to Mr. Krehbiel and lead management’s risk discussions at board and committee meetings. Outside of formal meetings, the board, its committees and individual board members have full access to senior executives and management for, among other purposes, discussions of risks facing our company and the management of those risks.

Prohibition of Employee, Officer and Director Hedging

Each of our directors, officers, other employees and their designees are prohibited from (i) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities and (ii) otherwise engaging in transactions that hedge or offset, or are designed to hedge of offset, any decrease in the market value of our equity securities. Notwithstanding the foregoing, portfolio diversification transactions and investments in broad-based index funds is generally permitted. The prohibition applies to securities granted to the covered persons as part of compensation for their service to the company plus any other company securities held by them, whether directly or indirectly.

Committees of the Board of Directors

The board of directors has standing audit, compensation, executive and governance and nominating committees. The directors’ current committee memberships are indicated in the following table:

Director	Audit Committee	Compensation Committee	Executive Committee	Governance and Nominating Committee
Allen J. Berning	–	Member	Alternate	Member
Sequoya S. Borgman	–	Member	Alternate	Member
Michael A. Bue	Member	–	Alternate	–
Bradley C. Krehbiel	–	–	Member	–
Bernard R. Nigon	Chair	–	Alternate	–
Wendy S. Shannon	Member	Chair	Member	–
Hugh C. Smith	–	Member	Alternate	–
Mark E. Utz	–	Member	Alternate	Chair
Hans K. Zietlow	–	–	Alternate	Member

Committee membership is generally determined in April or May of each year.

Audit Committee. The audit committee oversees our financial reporting process by, among other things, recommending and taking action to oversee the independence of the independent registered public accounting firm and selecting and appointing the independent registered public accounting firm. The board has determined that all members of the audit committee are independent as that term is defined in the applicable Nasdaq listing standards and regulations of the SEC and that all members are financially literate as required by the applicable Nasdaq listing standards. In addition, the board has determined that Mr. Nigon has the financial experience required by the applicable Nasdaq listing standards and is an audit committee financial expert as defined by applicable regulations of the SEC. The responsibilities of the audit committee are set forth in the audit committee charter, which is available on our website at www.hmnf.com. The audit committee reviews and reassesses its charter annually.

Compensation Committee. The compensation committee oversees and administers the compensation and benefits programs for executive officers and directors, including our 2017 Equity Incentive Plan, and reviews and reports to the board on matters concerning compensation plans and the compensation of certain executives. The board has determined that all members of the compensation committee are independent as that term is defined in the applicable Nasdaq listing standards. The responsibilities of the compensation committee are set forth in the compensation committee charter, which is available on our website at www.hmnf.com. The compensation committee reviews and reassesses its charter annually.

The compensation committee has the full authority to determine all elements of the compensation for Mr. Krehbiel and to approve all elements of the compensation of our other executive officers. In approving compensation actions for the other executive officers, the compensation committee receives regular input and recommendations from Mr. Krehbiel, and ascribes significant weight to his recommendations. Our chief financial officer and his staff, together with outside professionals, assist the compensation committee in evaluating the financial, accounting and tax treatment of existing and potential elements of our executive compensation program.

The compensation committee has the authority to retain independent compensation consultants to assist in the evaluation of executive officer compensation, and since 2010 has engaged Blanchard Consulting Group as its independent compensation consultant. Blanchard Consulting Group assists the compensation committee in refining the committee’s compensation philosophy, defining characteristics of peer financial institutions and identifying particular peer group entities, compiling peer group compensation data, analyzing the elements of compensation, developing incentive compensation systems and ensuring compliance with regulatory requirements. The compensation committee has assessed the independence of Blanchard Consulting Group pursuant to the rules of the SEC and applicable Nasdaq listing standards and concluded that no conflict of interest exists that would prevent Blanchard Consulting Group from independently advising the compensation committee.

Executive Committee. The executive committee acts on issues arising between regular board meetings. The executive committee possesses the powers of the full board between meetings of the board.

Governance and Nominating Committee. The governance and nominating committee selects candidates as nominees for election as directors and advises and makes recommendations to the board on other matters concerning directorship and corporate governance practices, including succession plans for our executive officers. The board has determined that all members of the governance and nominating committee are independent as that term is defined in the applicable Nasdaq listing standards. The responsibilities of the governance and nominating committee are set forth in the governance and nominating committee charter, which is available on our website at www.hmnf.com. The governance and nominating committee reviews and reassesses its charter annually.

Board and Committee Meetings

The board held eleven meetings during 2020. The audit committee held five meetings during 2020. The compensation committee held five meetings during 2020. The governance and nominating committee held six meetings during 2020. The executive committee did not meet during 2020. Each of our directors attended at least 75% of the meetings of the board and all committees on which the director served.

Director Independence

The board has determined that none of our directors (except for Mr. Krehbiel, who is an employee of the bank) or director nominees have a material relationship with our company other than service as a director (either directly or as a partner, stockholder or officer of an organization that has a material relationship with our company). Mr. Utz is the President and a stockholder of more than a 10% equity interest in Wendland Utz, which provided certain legal services to the company over the past few years. We concluded that the services provided by Mr. Utz did not impact his independence under the applicable Nasdaq listing standards due to the de minimis amount of fees paid by the company to Wendland Utz. As discussed in more detail under “Certain Transactions” below, certain of our directors have loans with the bank. The board concluded that such loans did not impact the independence of any of the directors or director nominees under the applicable Nasdaq listing standards. Therefore, each of Messrs. Berning, Borgman, Bue, Nigon, Utz and Zietlow and Drs. Shannon and Smith is independent within the meaning of applicable Nasdaq listing standards.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our senior management and financial reporting employees. This code is available on our website at www.hmnf.com.

Stockholder Communication with the Board

The board of directors provides a process for stockholders to send communications to the board or any of the directors. Stockholders may send written communications to the board or any of the directors c/o Chief Financial Officer, HMN Financial, Inc., 1016 Civic Center Drive N.W., Rochester, Minnesota 55901. All communications will be compiled by the Chief Financial Officer and submitted to the board or the individual directors on a periodic basis. Communications directed to the board in general will be forwarded to the appropriate director(s) to address the matter.

Director Attendance at Annual Meetings

Directors are expected to attend the annual meeting of stockholders. In 2020, all nine of our then-serving directors attended the annual meeting of stockholders.

Stockholder Proposals

Under our by-laws, certain procedures are provided that a stockholder must follow to introduce an item of business at an annual meeting of stockholders or to nominate persons for election as directors. These procedures provide, generally, that stockholders desiring to bring a proper subject of business before the meeting, or to make nominations for directors, must do so by a written notice received by our corporate secretary, containing the name and address of the stockholder as they appear on our books and the class and number of shares owned by the stockholder, not later than 90 days in advance of the meeting (or if we do not publicly announce our annual meeting date 100 days in advance of the meeting date, by the close of business on the 10th day following the day on which notice of the meeting is mailed to stockholders or publicly made). If the notice relates to an item of business, it also must include a representation that the stockholder intends to attend the meeting. Notice of an item of business shall include a brief description of the proposed business and a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of business by the stockholder and any material interest of the stockholder in the business. If the notice relates to a nomination for director, it must set forth the name and address of any nominee(s), any other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the board, and the consent of each nominee to be named in the proxy statement and to serve on the board.

The chair of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of our by-laws are available from our corporate secretary.

Related Person Transaction Approval Policy

Our board of directors has adopted a written policy for related person transactions, which sets forth our policies and procedures for the review, approval or ratification of transactions subject to the policy with related persons who are subject to the policy. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships that have a financial aspect and in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:

•	our payment of compensation to a related person for that person’s service to us in the capacities that give rise to the person’s status as a “related person”;

•	transactions available to all of our employees or all of our stockholders on the same terms;

•

any extension of credit by our banking subsidiary in which a related person has a direct or indirect interest and which complies with the requirements of Regulation O under Title 12 of the Code of Federal Regulations and has been approved by either the board of directors of our banking subsidiary or its loan committee; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year.

We consider the following people to be related persons under the policy:

•	all of our executive officers and directors;

•	any nominee for director;

•	any immediate family member of any of our directors, nominees for director or executive officers; and

•	any holder of more than 5% of our common stock, or an immediate family member of the holder.

The audit committee of our board of directors must approve any related person transaction subject to this policy before commencement of the related person transaction, except as otherwise provided below. The committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a related person transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking any actions that the committee deems appropriate.

If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:

•

if the transaction is pending or ongoing, it will be submitted to the audit committee promptly and the committee will consider the transaction in light of the standards of approval listed above. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

•	if the transaction is completed, the committee will evaluate the transaction in accordance with the same standards to determine whether rescission of the transaction is appropriate and feasible.

There were no related person transactions in 2020 or 2019 required to be reported in this proxy statement.

Certain Other Transactions

The bank follows a policy of granting loans (including overdraft protection features on checking accounts) to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes. As of December 31, 2020, the aggregate amount of the bank’s loans to directors, executive officers and affiliates of directors or executive officers was approximately $0.2 million, or 0.2%, of our stockholders’ equity. All of these loans were current as of December 31, 2020. During 2020, all of the loans to directors and executive officers (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to us or the bank, (iii) did not involve more than the normal risk of collectability or other unfavorable features, (iv)  complied with Regulation O under Title 12 of the Code of Federal Regulations, and (v) were approved by either the board of directors of the bank or its loan committee in each case with the interested party abstaining from participating directly or indirectly in the voting.

Independent Registered Public Accounting Firm

The following table presents fees for professional audit and other services rendered by CliftonLarsonAllen LLP for the audit of our annual financial statements for 2020 and 2019, and fees for other services rendered by CliftonLarsonAllen LLP relating to these fiscal years.

Description of Fees	2020	2019
Audit Fees(1)	$161,000	$193,500
Audit-Related Fees(2)	28,985	30,193
All Other Fees(3)	5,716	23,332
Total Audit, Audit-Related, and Other Fees	$195,701	$247,025

(1)

Audit fees consisted of the annual audit and quarterly reviews of our consolidated financial statements, statutory audit and assistance with and review of documents filed with the SEC. Audit fees in 2019 include additional audit fees of $37,500 related to the audit of internal control over financial reporting, which was not required in 2020.

(2)	Audit-related fees consisted of employee benefit plan audits and audit of compliance with HUD-assisted programs.
(3)

The amounts relate to out of pocket costs primarily for travel expenses and in 2019 included other fees of $2,472 related to the implementation of ASU 2016-13, Financial Instruments – Credit Losses (Topic 326).

Approval of Independent Registered Public Accounting Firm Services and Fees

The audit committee pre-approved all of the services provided by CliftonLarsonAllen LLP, our independent registered public accounting firm during 2020 and 2019. CliftonLarsonAllen LLP provided no other services to the company, other than those noted above.

The audit committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The audit committee reviews each non-audit service to be provided and assesses the impact of the service on the registered public accounting firm’s independence. In addition, the audit committee may pre-approve other non-audit services during the year on a case-by-case basis. Pursuant to a policy adopted by the audit committee, the chair of the audit committee is authorized to pre-approve certain limited non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. Mr. Nigon, as the chair of the audit committee, did not pre-approve any non-audit services pursuant to this authority in 2020 or 2019.

Report of the Audit Committee

The audit committee has reviewed and discussed the company’s audited financial statements for the year ended December 31, 2020 with management and CliftonLarsonAllen LLP, the company’s independent registered public accounting firm.  The audit committee has also discussed with CliftonLarsonAllen LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.  The audit committee received and reviewed the written disclosures and the letter from CliftonLarsonAllen LLP required by the applicable standards of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with CliftonLarsonAllen LLP its independence with respect to the company.  Based on the review and discussions with management and CliftonLarsonAllen LLP, the audit committee recommended to the board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2020, to be filed with the SEC.

Members of the Audit Committee
Michael A. Bue, Bernard R. Nigon, Wendy S. Shannon

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 2, 2021, the beneficial ownership of: (i) each stockholder known by management to beneficially own more than five percent of the outstanding common stock, (ii) each of the current executive officers listed in our summary compensation table, (iii) each director and director nominee, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the listed beneficial owner has sole voting power and investment power with respect to the shares of common stock. At March 2, 2021, there were 4,750,833 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(10)	Percentage of Outstanding Shares
HMN Financial, Inc. Employee Stock Ownership Plan (1) 1016 Civic Center Drive NW Rochester, MN 55901	542,261	11.41%
Fourthstone LLC(2) 13476 Clayton Road St. Louis, MO 63131	463,670	9.76
Dimensional Fund Advisors LP (3) 6300 Bee Cave Road, Building One Austin, TX 78746	333,829	7.03
FJ Capital Management LLC(4) 1313 Dolly Madison Blvd, Ste 306 McLean, VA 22101	286,214	6.02
Tontine Financial Partners, L.P. (5) 1 Sound Shore Drive, Suite 304 Greenwich, CT 06830	273,282	5.75

Directors, Director Nominees and Executive Officers:
Allen J. Berning	6,381	*
Sequoya S. Borgman	2,108	*
Michael A. Bue	2,454	*
Jon J. Eberle (6)	99,252	2.09
Bradley C. Krehbiel (7)	170,683	3.58
Lawrence D. McGraw (8)	76,357	1.60
Bernard R. Nigon	8,881	*
Wendy S. Shannon(9)	5,977	*
Hugh C. Smith	26,330	*
Mark E. Utz	5,949	*
Barbara Butts Williams	–	–
Hans K. Zietlow	6,733	*
All directors, director nominees and executive officers of the company as a group (12 persons)	411,105	8.65

*         Less than 1%.

(1)

As reported on a Schedule 13G/A filed on February 16, 2021, reflecting beneficial ownership as of December 31, 2020. Of the 542,261 shares of common stock held by the HMN Financial, Inc. Employee Stock Ownership Plan (ESOP), 359,843 shares were allocated to accounts of participants. BMO Harris Bank N.A., Milwaukee, Wisconsin (BMO), the trustee of the ESOP, may be deemed to beneficially own the shares of common stock held by the ESOP. BMO expressly disclaims beneficial ownership of these shares. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares of common stock allocated to their accounts under the ESOP. Unallocated shares or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares for which instructions have been received from participants. The ESOP shares voting and dispositive power over the allocated shares and has sole voting and dispositive power over the remaining unallocated shares.

(2)

Based on a Schedule 13G/A filed on February 17, 2021 and correspondence received from a representative of the stockholder, reflecting beneficial ownership through March 2, 2021. Fourthstone LLC, an investment adviser, is believed to have directly held 463,670 shares on behalf of its advisory clients and have shared voting and dispositive power with respect to all such shares. Fourthstone Master Opportunity Fund Ltd. Is believed to have shared voting and dispositive power with respect to 357,159 shares. Fourthstone GP LLC is believed to have shared voting and dispositive power with respect to 94,711 shares. Fourthstone QP Opportunity Fund LP is believed to have shared voting and dispositive power with respect to 83,588 shares. Fourthstone Small-Cap Financials Fund LP is believed to have shared voting and dispositive power with respect to 11,123. Fourthstone GP LLC is the general partner of, and may be deemed to beneficially owned securities owned by, Fourthstone QP Opportunity Fund LP and Fourthstone Small-Cap Financial Fund LP.

(3)

As reported on a Schedule 13G/A filed on February 12, 2021, reflecting beneficial ownership as of December 31, 2020. Dimensional Fund Advisors LP is an investment adviser. The amount reported represents shares of common stock held in various advisory accounts. No account has an interest relating to more than 5% of the outstanding shares of common stock. Dimensional Fund Advisors LP exercises sole dispositive power with respect to 333,829 shares and sole voting power with respect to 331,029 shares. In its role as investment advisor, Dimensional Fund Advisors, LP may be deemed to be the beneficial owner of the shares held by it. Dimensional Fund Advisors, LP expressly disclaims beneficial ownership of these shares.

(4)

As reported on a Schedule 13G filed on February 16, 2021, reflecting beneficial ownership as of December 31, 2020. FJ Capital Management is an investment adviser. The amount reported represents 63,453 shares of common stock held by Financial Opportunity Fund LLC, 88,440 shares of common stock held by Financial Hybrid Opportunity Fund LLC, and 131,560 shares of common stock held by Financial Hybrid Opportunity SPV I LLC, of which FJ Capital Management LCL is the managing member and 2,761 shares of common stock held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership of these shares.

(5)

As reported on a Schedule 13D/A filed on January 18, 2019, reflecting beneficial ownership as of December 31, 2018. Tontine Financial Partners, L.P. is an investment management firm. Tontine Financial Partners, L.P. does not have sole voting or dispositive power with respect to the shares, but holds shared voting and dispositive power with respect to 273,282 shares. Tontine Management, LLC, the general partner of Tontine Financial Partners, L.P., has the power to direct the affairs of Tontine Financial Partners, L.P., including decisions respecting the receipt of dividends from, and the disposition of the proceeds from the sale of, the shares. Jeffrey Gendell is the managing member of Tontine Management, LLC and in that capacity directs its operations. Mr. Gendell reported shared voting and disposition power with respect to 273,282 shares.

(6)	Includes 16,750 shares of common stock allocated to Mr. Eberle’s account under the ESOP.

(7)	Includes 23,205 shares of common stock covered by options which are currently exercisable and 14,927 shares of common stock allocated to Mr. Krehbiel’s account under the ESOP.

(8)	Includes 11,024 shares of common stock covered by options which are currently exercisable and 5,685 shares of common stock allocated to Mr. McGraw’s account under the ESOP.

(9)	Includes 3,691 shares of common stock held jointly with her spouse.

(10)

For directors, director nominees and executive officers, includes shares of common stock held directly as well as shares of common stock held jointly with family members (if these shares are deemed to be beneficially owned by the director or officer), allocated to ESOP accounts, held in a fiduciary capacity or by certain family members, or that are covered by rights to acquire, including options, that are currently exercisable.

DIRECTOR COMPENSATION

Our compensation program for non-employee directors is approved by the board based on recommendations from the compensation committee. All of our directors also serve as directors of our banking subsidiary. A director who is one of our employees receives no additional compensation for services as a director. During 2020, non-employee members of our board of directors were entitled to receive the following cash fees for their services to us and our banking subsidiary:

	Description of Fees
	Chair of the Board	Non-employee Director	Chair of the Audit Committee	Other Committee Chairs
Monthly fee	$3,000	$1,250	—	—
Board meeting attendance fee	$500	$500	—	—
Audit Committee attendance fee	—	$500	$1,500	—
Other board committee attendance fees	—	$300	—	$900

Our 2020 schedule for cash fees payable to non-employee members of our board of directors did not change from our 2019 schedule. In aggregate there was no increase in the overall cash attendance and monthly retainer fees paid to the board in 2020 compared to the previous three years. Pursuant to our Director Stock Purchase Plan non-employee directors may elect to have some or all of their quarterly cash fees used by an agent selected by the company to purchase shares of the company’s common stock in the stock market for their individual accounts.

In order to enhance alignment between directors and stockholders, each non-employee director receives on each of their first three annual meetings a restricted stock award of $5,000 under the 2017 Equity Incentive Plan. In addition, on the annual meeting date each non-employee director receives a restricted stock award of $4,000. The number of shares to be awarded is determined by dividing the award amount by the closing sale price of the company’s common stock on the Nasdaq stock market on the date of grant. These shares vest on the day before the next annual meeting (or upon a change in control or the death or disability of the director), but remain non-transferable so long as the director recipient remains a member of our board of directors. In addition, in order to increase equity ownership by our board members, the board determined that for the first three years of board service, monthly and attendance fees will be paid 60% in cash and 40% in shares of our common stock.

In accordance with the compensation program set forth above, our non-employee directors received the following total compensation for their service during 2020 on our board of directors:

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($) (3)	Total ($)
Allen J. Berning	25,600	3,999	29,599
Sequoya S. Borgman	23,800	8,990	32,790
Michael A. Bue	26,300	3,999	30,299
Bernard R. Nigon	31,300	3,999	35,299
Wendy S. Shannon(4)	45,100	3,999	49,099
Hugh C. Smith	30,800	3,999	34,799
Mark E. Utz	26,800	3,999	30,799
Hans K. Zietlow	24,200	3,999	28,199

(1)

Pursuant to our Directors Deferred Compensation Plan, we allow non-employee directors to defer receipt of their fees until January 30 of the calendar year immediately following the date in which they cease to be a member of the board. We pay deferred fees yearly, over a period of ten years or less. Deferred fees earn interest at a rate equal to our bank subsidiary’s cost of funds on November 30 of each year in which the fees are deferred.

(2)

For 2020, each non-employee director could elect to receive some or all of their retainer payments and fees in the form of shares of the company’s common stock, with the number of shares determined in accordance with the terms of the Director Stock Purchase Plan. The following directors made such elections and received the number of shares indicated for 2020:

Name	Shares Received (#)	Cash Compensation Foregone ($)
Sequoya S. Borgman	760	11,900
Michael A. Bue	670	10,520
Wendy S. Shannon	581	9,020
Hugh C. Smith	581	9,240
Mark E. Utz	1205	18,760
Hans K. Zietlow	1533	24,200

(3)

On April 28, 2020, each qualifying director was awarded a restricted stock award of 258 shares of the company’s stock based on the closing stock price of $15.50 on that date. In addition, Mr. Borgman received an additional 322 shares under the board’s practice of issuing restricted stock awards to new directors in each of their first three years serving on the board. The shares awarded will vest on April 26, 2021. The amounts shown in the “Stock Awards” column represent the grant date fair value of each of these awards computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date. There were no other unvested equity awards at December 31, 2020 other than the ones issued in 2020.

(4)	On April 28, 2020 Wendy Shannon replaced Hugh Smith as chair.

EXECUTIVE COMPENSATION

The following tables and narrative provide information about the compensation program for our named executive officers (“NEOs”) for 2020, who are:

●	Bradley C. Krehbiel, President and Chief Executive Officer of the company and bank;

●	Jon J. Eberle, Senior Vice President, Chief Financial Officer and Treasurer of the company and Executive Vice President, Chief Financial Officer and Treasurer of the bank; and

●	Lawrence D. McGraw, Executive Vice President and Chief Operating Officer of the bank.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Bradley C. Krehbiel	2020	339,414	76,361	76,375	20,181	512,331
President and CEO of the company and bank	2019	332,759	56,635	56,674	22,239	468,307

Jon J. Eberle	2020	230,357	51,818	51,842	18,154	352,171
Senior Vice President, CFO and Treasurer of the company and Executive Vice President, CFO and Treasurer of the bank	2019	225,840	45,167	45,169	20,511	336,687

Lawrence D. McGraw	2020	230,357	51,818	51,842	16,202	350,219
Executive Vice President and COO of the bank	2019	225,840	45,167	45,169	19,263	335,439

(1)

The amounts reported in this column represent the grant-date fair values of restricted stock awards granted to each of the NEOs in January 2021 and January 2020 in partial payment of the amount earned by each NEO under the company’s Executive Management Incentive Plan (the “EMI Plan”) during the 2020 and 2019 performance periods. The amounts shown are computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date.

(2)

Amounts shown in this column represent cash payments under the EMI Plan. These amounts are considered earned during the respective years indicated for services rendered during those years, but were paid to the respective NEOs early in the following year after certification by the compensation committee of the degree to which the performance goals for the applicable year were met.

(3)

All Other Compensation provided to our NEOs consists of employer contributions to our 401(k) plan, the value of shares of our common stock allocated to the NEO’s accounts under our ESOP, employer paid life insurance premiums, spousal travel expenses, anniversary recognition, and auto allowances.

Incentive Compensation Reflected in the Summary Compensation Table

Executive Management Incentive Plan. Our Executive Management Incentive Plan (the “EMI Plan”) provides performance-based incentive compensation opportunities to executives designated by the compensation committee. Participants are eligible to earn payouts based on the degree to which pre-defined performance objectives established by the compensation committee have been achieved over the course of a calendar year performance period. The performance objectives are based on performance criteria approved by the compensation committee, such as net income, credit quality, return on equity, return on assets and performance against strategic objectives.

The EMI Plan provides that for any performance period, the company must achieve a minimum net income objective before any award will be paid under the EMI Plan, and must achieve a specified minimum credit quality objective before any portion of an award based on company-wide performance objectives may be paid. In addition, any EMI Plan participant must receive an individual performance rating of “meets expectations” or better for a performance period in order to be eligible for a payout. Provided these threshold performance requirements are satisfied, payout amounts will be determined based on the degree to which other pre-defined performance objectives, which may be company-wide, subsidiary, departmental or individual, have been achieved during the performance period. Incentive award opportunities for each EMI Plan participant will be established by the compensation committee for each performance period based on the participant’s actual salary earned during the performance period.

A participant must be an active employee of the company or one of its subsidiaries on the award payout date in order to receive a payout, unless the participant terminates employment due to death or disability during the performance period (in which case, the participant may, at the compensation committee’s discretion, receive a pro rata payout of the award otherwise earned during the performance period) or after the performance period is completed but prior to the payment date (in which case, the participant will be entitled to the full earned amount of the EMI Plan award).

The payout amount is delivered following the end of the applicable performance period, usually in a combination of cash and equity awards, the ratio of which will be determined annually by the compensation committee. EMI Plan participants may, at the discretion of the compensation committee, elect for a greater portion of their awards to be paid in equity than the allocation prescribed by the compensation committee. The form of equity awarded may, at the discretion of the compensation committee, be selected by the participant. If the equity award is in the form of restricted stock, the number of shares of restricted stock awarded is determined by dividing the dollar value of the participant’s equity award payout amount by the fair market value per share of our common stock on the date of grant. If the equity award is in the form of stock options, the number of shares subject to each option awarded is determined by dividing the dollar value of the participant’s equity award payout amount by the per share grant date fair value of the option determined using the Black-Scholes option valuation model. All equity awards vest in accordance with a schedule specified by the compensation committee. If a participant terminates employment during the vesting period, the participant will forfeit any unvested equity awards unless termination occurs due to death or disability, in which case all equity awarded under the EMI Plan will immediately vest. All equity awards will also immediately vest upon a change in control of the company, as defined in the company’s 2017 Equity Incentive Plan.

EMI Plan Payouts for 2020. For the 2020 performance period, the compensation committee approved a target incentive opportunity under the Plan of 25% of base salary for each of the NEOs, with threshold and maximum payouts equal to 12.5% and 45% of base salary, respectively. The dollar value of any payout was to be delivered 50% in cash and 50% in equity awards, subject to a participant’s election to receive a greater percentage in equity awards. For 2020, all NEOs elected to receive 50% of their payout in the form of cash and 50% of their payout in the form of a restricted stock award. These restricted stock awards are scheduled to vest as to one-third of the shares subject to the award on each January 27 of the first three years following the grant date. Because both of the threshold performance requirements of achieving at least $4 million in net income and limiting classified assets to less than 45% of total assets were satisfied, application of the second-level performance objectives involving deposit growth, pre-tax earnings and individual objectives resulted in the committee approving maximum payouts to the NEOs as follows:

Name	% of Target Payout	Cash Payout(1) ($)	Restricted Stock Award(2) (# shares)
Bradley C. Krehbiel	180%	76,375	4,247
Jon J. Eberle	180%	51,842	2,882
Lawrence D. McGraw	180%	51,842	2,882

(1)	The cash payout shown for each executive is included as a 2020 amount in the Non-Equity Incentive Plan column of the Summary Compensation Table.
(2)

The grant date fair value of the restricted stock awards granted to Messrs. Krehbiel, Eberle and McGraw in January 2021, based on a closing stock price of $17.98 on the date of grant, is shown as a 2020 amount in the Stock Awards column of the Summary Compensation Table.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table summarizes the outstanding stock option and restricted stock awards held by our NEOs at December 31, 2020.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)
Bradley C. Krehbiel	23,205	—	11.21	1/27/2026	5,768	99,210

Jon J. Eberle					4,665	80,238

Lawrence D. McGraw	11,024	—	11.21	1/27/2026	4,665	80,238

(1)

Of Mr. Krehbiel’s unvested restricted shares, 2,876 shares vest on of January 27, 2021, 1,980 shares vest on January 27, 2022, and 912 shares vest on January 27, 2023. Of Mr. Eberle’s and Mr. McGraw’s unvested restricted shares, 2,302 shares vest on January 27, 2021, 1,635 shares vest on January 27, 2022, and 728 shares vest on January 27, 2023.

(2)	Based on the $17.20 closing market price of our common stock as reported by Nasdaq on December 31, 2020, the last trading day of 2020.

As described above, in January 2021 all of our NEOs received restricted stock awards that were earned in 2020 and accordingly reported in the Summary Compensation Table for that year. These awards are not, however, reflected in the table above as they were not outstanding at December 31, 2020.

Other Compensation Arrangements

Benefits. Our NEOs participate on an equal, nondiscriminatory basis with all other employees in our medical insurance plan, medical reimbursement plan, childcare plan, long-term disability plan, group life insurance plan and 401(k) plan. The 401(k) plan provides a 25% company match on employee contributions up to 8% of the employee’s salary.

Our NEOs also participate on a nondiscriminatory basis in our ESOP, in which all employees are eligible to participate after they complete one year of service. Shares held by the ESOP are allocated to eligible participant accounts based on the percentage relationship between the participant’s compensation (subject to limits) and the aggregate compensation of all plan participants. The value of the ESOP contributions vary based on the price of our common stock and for 2020 represented between 2.9% and 4.2% of each NEO’s base salary amount.

Because they have been employed by us since before September 2002, Messrs. Krehbiel and Eberle are also participants in a multi-employer comprehensive pension plan under which their benefits have been frozen since September 2002. At age 65, Mr. Krehbiel will be entitled to annual payments of $2,567, and Mr. Eberle will be entitled to annual payments of $4,141.

Severance Agreement with Mr. Krehbiel. We are party to an executive severance agreement with Mr. Krehbiel. The severance agreement has a one year term and is automatically extended for a one year renewal term unless either party provides notice of non-renewal to the other party at least 60 days prior to any automatic renewal date.

The severance agreement provides that if Mr. Krehbiel’s employment is involuntarily terminated without cause (and other than as a result of his death or disability), or if he resigns for “good reason” (either event referred to as a “Qualifying Termination”), in either case on the date of a change in control or within two years thereafter, then he will be entitled to receive lump sum cash payments equal to (i) two times the sum of his annualized base salary as of the termination date and his target annual incentive bonus for the calendar year in which the employment termination date occurs, (ii) 24 times the monthly amount that the company or the bank then pays as its share of the premiums for coverage for Mr. Krehbiel and his eligible spouse and dependents under the company’s or bank’s health and dental insurance plans, and (ii) 24 times the monthly amount the company or the bank then pays for its share of the premiums for life and disability insurance coverage for Mr. Krehbiel under the company’s or the bank’s then current plans.

The severance agreement also provides that if Mr. Krehbiel experiences a Qualifying Termination other than on the date of or within two years after a change in control, then he will be entitled to receive the following severance payments and benefits: (i) payment of an amount equal to one and one-half times the sum of his annualized base salary as of the termination date and his target annual incentive bonus for the calendar year in which the employment termination date occurs, payable in substantially equal installments in accordance with the company’s regular payroll practices over the 18 month period following the termination date; (ii) if he elects COBRA continuation coverage under the company’s or the bank’s health and dental insurance plans for himself and his eligible dependents, payment of the employer portion of the premiums for such coverage for 18 months or until he becomes eligible for health insurance coverage from another employer, (iii) a lump sum payment equal to 18 times the monthly amount the company or the bank then pays for its share of the premiums for life and disability insurance coverage for Mr. Krehbiel under the company’s or the bank’s then current plans, and (iv) accelerated vesting of any equity incentive award to Mr. Krehbiel that is outstanding under a company equity-based compensation plan as of the termination date.

Payment of any and all severance benefits under the severance agreement is conditioned upon Mr. Krehbiel first signing and not rescinding a release of claims against the company and the bank, and remaining in compliance, during his period of employment and for 18 months after a Qualifying Termination, with his obligations not to compete with the company or the bank, not to hire or attempt to hire away from the company or the bank any employee of the company or the bank, and not to solicit, induce or attempt to induce any customer, vendor or supplier of the company or the bank to cease doing business with either.

For purposes of the severance agreement, a “change in control” is defined in the same manner as in the company’s 2017 Equity Incentive Plan, and generally occurs if (i) a third-party acquires or becomes the beneficial owner of 35% or more of the outstanding voting stock of the company or the bank (other than in an acquisition of voting securities directly from the company or the bank); (ii) a majority of the members of the company’s board are replaced as a result of an actual or threatened election contest; (iii) a merger or consolidation involving the company or the bank, or a sale or other disposition of all or substantially all of the assets of the company or the bank, is consummated that changes ownership of the company or the bank by 35% or more; or (iv) the company’s stockholders approve a complete liquidation or dissolution of the company or the bank.

The severance agreement provides that “good reason” for a resignation generally occurs if there is a material diminution in Mr. Krehbiel’s authority, duties, responsibilities or base salary or in the budget over which he retains authority, there is a requirement that he report to an officer of the company or the bank rather than to the board of the company or the bank, his principal place of employment is relocated more than 35 miles from its current location, or there occurs a material breach by the company or bank of the Agreement or any other agreement then in effect with Mr. Krehbiel. Good reason for termination will not, however, exist if he fails to notify the company within 90 days of the occurrence of any of the foregoing events or if the company cures any such event within 30 days of the receipt of such notice.

The amounts payable pursuant to the severance agreement will, if necessary, be reduced to the largest aggregate amount that will result in no portion of such payments, when aggregated with other compensation that is deemed contingent on a change in ownership or effective control of our” company or the bank, being considered a “parachute payment” under Section 280G of the Internal Revenue Code. In addition, any amount otherwise payable under the severance agreement may be paid only if such payment is then permitted under the “golden parachute regulations” adopted by the Federal Deposit Insurance Corporation.

Change in Control Agreements with Messrs. Eberle and McGraw. We are party to change in control agreements with Messrs. Eberle and McGraw. The change in control agreements provide that if an executive’s employment is involuntarily terminated without cause (and other than as a result of the executive’s death or disability), or if the executive voluntarily terminates his employment for “good reason,” in either case after the company or bank enters into a letter of intent or agreement relating to a change in control that ultimately occurs, after a tender offer, exchange offer or proxy contest is commenced that results in a change of control, or within two years after a change in control, then the executive will be entitled to a lump sum cash payment equal to two times the sum of the executive’s annualized base salary as of the termination date and his target annual cash incentive bonus for the calendar year in which the employment termination date occurs. The agreements also provide for lump sum payments equal to (i) 24 times the monthly amount that the company or the bank then pays as its share of the premiums for single employee coverage under the company’s or bank’s health insurance plan and (ii) the amount the company or the bank would otherwise expect to expend for its share of the premiums for 24 months of life and disability insurance coverage for an employee under the company’s or the bank’s then current plans.

Payment of the severance benefits under the change in control agreements is conditioned upon the executive first signing and not rescinding a release of claims against the company. Severance benefits will be paid in a lump sum no later than 75 days after termination of employment or consummation of the change in control, as applicable. A “change in control” is defined as set forth above.

“Good reason” for a voluntary termination generally occurs under the agreements if (i) there is a material diminution in an executive’s authority, duties, responsibilities or base salary or in the budget over which the executive retains authority, (ii) there is a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive reports, (iii) the executive’s principal place of employment is relocated more than 35 miles from its current location, or (iv) any other action or inaction by the company or the bank constitutes a material breach of the change in control agreement or any other agreement between such entity and the executive. Good reason for termination will not, however, exist if the executive fails to notify the company within 90 days of the occurrence of any of the foregoing events or if the company cures any such event within 30 days of the receipt of such notice.

The amounts payable pursuant to the change in control agreements will, if necessary, be reduced to the largest aggregate amount that will result in no portion of such payments, when aggregated with other compensation that is deemed contingent on a change in ownership or effective control of the company or the bank, being considered a “parachute payment” under Section 280G of the Internal Revenue Code. In addition, any amount otherwise payable under a change in control agreement may be paid only if such payment is then permitted under the “golden parachute regulations” adopted by the Federal Deposit Insurance Corporation.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020, for compensation plans under which equity securities may be issued.

	(a)	(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by stockholders	34,229	$11.21	365,742
Equity compensation plans not approved by stockholders	–	–	–
Total	34,229	$11.21	365,742

(1)	Reflects shares available for future issuance under our stockholder approved 2017 Equity Incentive Plan other than upon the exercise of an outstanding option, warrant or right.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that our directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended December 31, 2020, except for one Form 4 filed by Mr. Krehbiel on May 19, 2020, which was delinquent with respect to two purchase transactions, and one Form 4 filed by Mr. Smith on March 23, 2020, which was delinquent with respect to one purchase transaction.

ADDITIONAL INFORMATION

We are furnishing our annual report, including financial statements, for the year ended December 31, 2020, to each stockholder with this proxy statement. Stockholders who wish to obtain an additional copy of our Annual Report on Form 10-K filed with the SEC, for the year ended December 31, 2020, may do so without charge by writing to Chief Financial Officer, 1016 Civic Center Drive N.W., Rochester, Minnesota 55901. The annual report is also available online at www.hmnf.com or https://hmn-financial-inc.ir.rdgfilings.com.

HMN FINANCIAL, INC.
By Order of the Board of Directors

Cindy K. Hamlin Secretary

Dated: March 19, 2021

HMN FINANCIAL, INC.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/hmnf
Use the Internet to vote your proxy.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by April 26, 2021.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends You Vote "FOR" Each of the Nominees in Proposal 1, "FOR" Proposal 2, and "FOR" Proposal 3.

1. Election of directors: 01 Bradley C. Krehbiel 02 Mark E. Utz 03 Barbara Butts Williams ☐ Vote FOR all nominees ☐ Vote WITHHELD from all nominees (except as marked)

(Instructions: To cumulate votes for any indicated nominee for election to the nominee's class, write the number(s) of the nominee(s) and the number of shares for such nominee in the box provided to the right.)

2. Advisory vote to approve executive compensation ☐ For ☐ Against ☐ Abstain

3. Ratification of CliftonLarsonAllen LLP as our independent auditor for fiscal year 2021 ☐ For ☐ Against ☐ Abstain

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

HMN FINANCIAL, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 27, 2021
10:00 a.m.

To register for the virtual meeting, please follow the instructions below:

- Visit **register.proxypush.com/hmnf** by 4:00 p.m. CDT, April 23, 2021, on your smartphone, tablet or computer. You will need the latest versions of Chrome, Safari, Internet Explorer, Edge or Firefox. Please ensure your browser is compatible.
- As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card/notice.

After registering, you will receive a confirmation email. Approximately one hour prior to the start of the meeting an email will be sent to the email address you provided during registration with a unique link to the virtual meeting.

HMN
FINANCIAL, INC.

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, April 27, 2021.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" each of the nominees in Proposal 1, "FOR" Proposal 2, and "FOR" Proposal 3.

By signing the proxy, you revoke all prior proxies and appoint Jon J. Eberle and Cindy K. Hamlin, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements of such Annual Meeting.

See reverse for voting instructions.